EXHIBIT 23-2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Superior Bancorp relating to the Superior Bancorp 2008 Incentive Compensation Plan of our report dated March 16, 2007, relating to our audits of the consolidated financial statements which appear in the Annual Report on Form 10-K of Superior Bancorp for the year ended December 31, 2007.

/s/ Carr, Riggs & Ingram, LLC
Dothan, Alabama
July 23, 2008